Home Solutions Expands Disaster Remediation Infrastructure Through Acquisition of Assets from Florida Environmental Remediation Services

Company Raises 2005 Full-Year EPS Guidance to $0.23 to $0.25 From Previous Range of $0.18 to $0.20

DALLAS, September 29 /PRNewswire-FirstCall via COMTEX/ -- Home Solutions of America, Inc. (AMEX: HOM), a niche provider of specialty residential services, announced today that its wholly-owned subsidiary, Home Solutions Restoration of Louisiana, Inc. (HSRL) has completed the acquisition of substantially all of the assets of privately-owned Florida Environmental Remediation Services, Inc. (FERS), a Pompano Beach-based restoration company. Founded in 2005, FERS has 450 employees and has been actively involved in disaster recovery activities in Florida, Louisiana and Mississippi. Home Solutions has worked with FERS for the past 9 months.

In connection with the acquisition, Home Solutions issued FERS an $11 million note. In addition, FERS has the opportunity to receive additional compensation based upon the level of earnings HSRL generates from the assets acquired from FERS through the end of fiscal year 2007. FERS had 2005 (based on the unaudited financial statements of FERS for the eight months ended August 31, 2005) revenue of $8.0 million and EBITDA of $1.7 million. The acquisition is expected to be additive to earnings this year and to contribute significantly to revenue and earnings growth in 2006 as FERS is expected to play an active role in restoration activities in the Gulf Coast.

"We have worked closely with FERS over the last 9 months, including recently in Florida," said Frank Fradella, Chairman and CEO of Home Solutions. "The company played a significant role in our ability to respond quickly to the need to cleanup the devastation brought on by the 2004 Florida hurricanes. The problems in Mississippi and Louisiana are far greater, and will require far more resources than were necessary in Florida. Based upon the initial assessment, our challenge is to be able to respond to the demand for our services. This acquisition will provide us with the infrastructure, management and labor force to address the substantial opportunities in the Gulf Coast area. Since the companies have worked closely together this year, we have developed a strong working relationship, which will allow us to integrate the assets we acquired from FERS seamlessly and deliver compelling synergies for our customers, employees and shareholders. We also believe that the substantial restoration work that we will participate in for several years during the cleanup efforts will lead to follow-up opportunities for our Southern Exposure subsidiary to provide cabinet and countertop installation services and for our Cornerstone Building and Remodeling unit to provide granite during the rebuilding process. "

Business Outlook:

The Company also updated its 2005 full-year business outlook. Due to the significant increase in hurricane-related work in the Gulf Coast region and the acquisition of the assets from FERS, the Company raised its business forecast for the second time since mid-August. It now expects full-year revenue of $70 million to $75.0 million, an increase from previous expectations for revenue of $57.0 to $61.0 million. It now expects EBITDA of $11.0 million to $12.0 million, an increase versus the previous forecast of $9.0 million to $9.9 million, and fully diluted earnings per share of $0.23 to $0.25, above previous estimates of $0.18 to $0.20.

Home Solutions is a niche provider of specialty residential services including Restoration and Specialty Interior Services. The Company has operations in the California, Texas, Florida, Louisiana, Alabama, Georgia and South Carolina markets through its five subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens, Home Solutions Restoration of Louisiana and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California, Florida and Louisiana.  Home Solutions Restoration of Louisiana provides water restoration services in Louisiana and Mississippi; and Fiber Seal Systems is a national franchise of cleaning and fabric protection businesses.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

CONTACT: Michael Wachs, CEOcast, Inc.

PHONE: 212-732-4300

SOURCE Home Solutions of America, Inc.